EXHIBIT 4

AUDIT COMMITTEE CHARTER

EXCELSIOR PRIVATE MARKETS FUND II (TI), LLC

EXCELSIOR PRIVATE MARKETS FUND II (TE), LLC

EXCELSIOR PRIVATE MARKETS FUND II (MASTER), LLC

September 25, 2013

This charter sets forth the purpose, authority and responsibilities of the Audit Committee of the Board of Managers (the “Board”) of Excelsior Private Markets Fund II (TI), LLC, Excelsior Private Markets Fund II (TE), LLC and Excelsior Private Markets Fund II (Master), LLC (each, a “Company”).

Purposes

The Audit Committee of the Board (the “Committee”) has, as its primary purpose, oversight responsibility with respect to: (a) the adequacy of the Company’s financial reporting; (b) the integrity of the Company’s financial statements and the independent audit thereof; (c) the adequacy of the Company’s overall system of internal controls and, as appropriate, the internal controls of certain service providers; (d) the Company’s compliance with certain legal and regulatory requirements; and (e) determining the qualification and independence of the Company’s independent auditors.

Authority

The Committee has been duly established by the Board and shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain counsel and other experts or consultants at the expense of the Company. The Committee has the authority and responsibility to retain and terminate the Company’s independent auditors. In connection therewith, the Committee must evaluate the independence of the Company’s independent auditors and receive the auditors’ specific representations as to their independence.

Composition and Term of Committee Members

The Committee shall be comprised of the Managers who are “Independent Managers,” which term shall mean each Manager (i) who is not an “interested person,” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, of the Company; and (ii) who has not accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Company (other than fees for serving as a Manager or member of such Company’s Audit Committee). Each Manager serving on the Committee shall have no relationship to the Company or its investment adviser that may interfere with the exercise of independence from management and the Company. The members of the Committee shall designate one member to serve as Chairman of the Committee.

Each member of the Committee shall serve until a successor is appointed.

The Board shall determine whether: (i) the Committee has at least one member who is an “audit committee financial expert,” (“ACFE”) as such term is defined in the rules adopted by the Securities and Exchange Committee (the “SEC”) to implement Section 407 of the Sarbanes-Oxley Act of 2002. The designation of a person as an ACFE shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Committee, nor does it decrease the duties and obligations of other Committee members or the Board.

Meetings

The Committee shall meet on a regular basis and no less frequently than semi-annually. Periodically, the Committee shall meet to discuss with management the annual audited financial statements and quarterly or semi-annual financial statements. Periodically, the Committee should meet separately with management, the Company’s administrator and independent auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. The Committee may request any officer or employee of the Company’s investment adviser or the Company’s legal counsel (or counsel to the Independent Managers of the Board) or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Minutes of each meeting will be taken and circulated to all members of the Committee in a timely manner.

Any action of the Committee requires the vote of a majority of the Committee members present, whether in person or otherwise, at the meeting at which such action is considered. At any meeting of the Committee, one member of the Committee shall constitute a quorum for the purpose of taking any action. The Committee will endeavor to ensure that as many members as possible participate in each meeting.

Duties and Powers and of the Committee

The duties and powers of the Committee include, but are not limited to, the following:

•	bear direct responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and the independent auditors must report directly to the Committee;
•	set the compensation of the independent auditors, such amount to be paid by the Company;
•	evaluate the independence of the Company’s independent auditors and receive the auditors’ specific representations as to their independence;

•	to the extent required by applicable law, pre-approve: (i) all audit and non-audit services that the Company’s independent auditors provide to the Company, and (ii) all non-audit services that the Company’s independent auditors provide to the Company’s investment adviser and any entity controlling, controlled by, or under common control with the investment adviser that provides ongoing services to the Company, if the engagement relates directly to the operations and financial reporting of the Company;
•	meet with the Company’s independent auditors, including private meetings, as necessary to (i) review the arrangements for and scope of the annual audit and any special audits; (ii) discuss any matters of concern relating to the Company’s financial statements, including any adjustments to such statements recommended by the auditors, or other results of the audit; (iii) consider the auditor’s comments with respect to the Company’s financial policies, procedures and internal accounting controls and management’s responses thereto; and (iv) review the form of opinion the auditors propose to render to the Managers and the members of the Company;
•	review reports prepared by the Company’s independent auditors detailing the fees paid to the Company’s independent auditors for: (i) audit services (includes all services necessary to perform an audit, services provided in connection with statutory and regulatory filings or engagements and other services generally provided by independent auditors, such as comfort letters, statutory audits, attest services, consents and assistance with, and review of, documents filed with the SEC; (ii) audit-related services (covers assurance and due diligence services, including, employee benefit plan audits, due diligence related to mergers and acquisitions, consultations and audits in connection with acquisitions, internal control reviews and consultations concerning financial accounting and reporting standards); (iii) tax services (services performed by a professional staff in the accounting firm’s tax division, except those services related to the audit, including tax compliance, tax planning and tax advice); and (iv) other services (includes financial information systems implementation and design);
•	ensure that the Company’s independent auditors prepare and deliver annually to the Committee a written statement describing: (i) the auditors’ internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried our by the auditors, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Company;
•	receive and review periodic written reports or updates from the Company’s independent auditors regarding any: (i) critical accounting policies to be used; (ii) alternative accounting treatments that have been discussed with the Company’s management along with a description of the ramifications of the use of such alternative treatments and the treatment preferred by the independent auditors; (iii) material written communications between the auditor and management of the

Company; and (iv) all non-audit services provided to any entity in the Company’s investment company complex that were not pre-approved by the Committee;

•	review results of the Company’s annual audit and semi-annual financial statements, including any reports on the Company’s internal control over financial reporting. Receive reports made by the Company’s chief financial officer or members of his staff concerning the internal accounting controls of the Company’s custodian, investment adviser and administrator;
•	receive reports, either directly or through the Company’s chief compliance officer, after an internal audit of the Company’s investment adviser and affiliated service providers, to the Company that discuss significant risks and exposures, if any, to the Company’s risk management processes and system of internal control, and the steps taken to monitor and minimize such risks;
•	review of any issues brought to the Committee’s attention by independent auditors or the Company’s management, including those relating to any deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weaknesses in internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;
•	review and evaluate the qualifications, performance and independence of the lead partner of the Company’s independent auditors;
•	require the Company’s independent auditors to report any instance of an audit partner of those auditors earning or receiving compensation based on that partner procuring engagements with the Company to provide any services other than audit, review or attest services;
•	resolve any disagreements between the Company’s management and independent auditors concerning the Company’s financial reporting;
•	to the extent there are Managers who are not members of the Committee, report its activities to the full Board on a regular basis and make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate;
•	review the Committee’s charter at least annually and recommend any material changes to the Board; and
•	review such other matters as may be appropriately delegated to the Committee by the Board.